Exhibit 99.2      Press Release



PRESS RELEASE
May 23, 2003

                                For further information contact:
                                David M. Bradley
                                Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                                825 Central Avenue
                                Fort Dodge, Iowa 50501
                                515-576-7531


                NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that the Company declared a regular quarterly cash dividend of $0.21 per share on the Company's common stock for the fiscal quarter ended June 30, 2003. The dividend will be payable to all stockholders of record as of June 16, 2003 and will be paid on July 7, 2003.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 9 full service locations in Fort Dodge, Nevada, Ames, Burlington, Mount Pleasant, Perry and Ankeny, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa. The Bank recently announced plans to open a new branch office in Clive, Iowa this year. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".